EXHIBIT 23.2

CONSENT OF CHILD, VAN WAGONER & BRADSHAW, PLLC

December 20, 2006

To the Board of Directors of
China World Trade Corporation
3rd Floor, Goldlion Digital Network Center
138 Tiyu Road East, Tianhe
Guanghzhou, The PRC 510620

Gentlemen:

We have issued our report dated April 15, 2006 accompanying the consolidated balance sheet of China World Trade Corporation and its subsidiaries as of December 31, 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended, which is incorporated by reference in this Form S-8 Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and the reference of our firm under the heading “Experts”.

Sincerely,

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC

Certified Public Accountants

Salt Lake City, Utah, USA